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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cooper Cameron Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Sheldon R. Erikson Chairman of the Board, President and Chief Executive Officer
To the Stockholders of Cooper Cameron Corporation:
      You are cordially invited to attend the Annual Meeting of Stockholders of Cooper Cameron Corporation to be held on Friday, May 5, 2006, at the Company’s corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, commencing at 10:00 a.m.
      You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement, which are included on the following pages of this booklet.
      We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, the Board of Directors of our Company is soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please vote your shares by Internet, telephone or mail as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in the accompanying Proxy Statement.
      Thank you for your continued support and interest in Cooper Cameron.

Very truly yours,

Sheldon R. Erikson

COOPER CAMERON CORPORATION 1333 West Loop South, Suite 1700 Houston, Texas 77027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m. on May 5, 2006

Place	1333 West Loop South, Suite 1700, Houston, Texas

Items of Business	1. Elect three members to Class II of the Board of Directors.
2. Ratify the appointment of independent registered public accountants for 2006.
3. Approve a change of the Company’s name and a change in the Company’s Certificate of Incorporation to effect the name change.
4. Approve an Amendment to the Company’s 2005 Equity Incentive Plan increasing the number of authorized shares under the Plan.
5. Vote on such other matters as may properly come before the Meeting or any adjournment thereof.

Record Date	March 10, 2006

Annual Report	The Annual Report for the year ended December 31, 2005, which is not a part of the proxy solicitation material, has been mailed along with this Notice and accompanying Proxy Statement.

Proxy Voting	Stockholders of record may appoint proxies and vote their shares in one of three ways:
• using the Internet pursuant to the instructions on the enclosed proxy card,
• calling the toll-free number on the enclosed proxy card, or
• signing, dating and mailing the enclosed proxy card in the envelope provided.

Stockholders whose shares are held by a bank, broker or other agent may appoint proxies and vote as provided by that bank, broker or other agent. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary
March 16, 2006

COOPER CAMERON CORPORATION
PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2006
      This Proxy Statement and the accompanying proxy/voting instruction card (“proxy card”) are being furnished to stockholders of record of Cooper Cameron Corporation (“the Company”) by the Company’s Board of Directors (“Board”) in connection with its solicitation of proxies to be used at the 2006 Annual Meeting of Stockholders, scheduled to be held on May 5, 2006, or any postponements or adjournments thereof (“Annual Meeting” or “Meeting”). This Proxy Statement and the accompanying proxy card contain information related to the Annual Meeting and will be mailed to stockholders beginning March 25, 2006.
GENERAL INFORMATION FOR STOCKHOLDERS

What is the purpose of the Annual Meeting?
      At the Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, namely:
      Election of three directors to the Board,
      Ratification of the appointment of independent registered public accountants for 2006,
      Approval of a change in the Company’s name and a change in the Company’s Certificate of Incorporation to effect the name change,
      Approval of an Amendment to the Company’s 2005 Equity Incentive Plan to increase the number of authorized shares under the Plan, and
      Any other business that may properly come before the Meeting, though the election of directors, ratification of the appointment of independent registered public accountants, the approval of the name change and change in the Certificates of Incorporation, and the approval of the Amendment to the 2005 Equity Incentive Plan are the only scheduled items for which required notice has been given.
Who is entitled to vote?
      Owners of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company at the close of business on March 10, 2006, the Record Date, are entitled to vote and participate in the Annual Meeting.
      Participants in the Cooper Cameron Corporation Retirement Savings Plan and the Company-sponsored Individual Account Retirement Plans (collectively, “Retirement Plans”) may give voting instructions with respect to the Common Stock credited to their accounts in the Retirement Plans to the trustees of the Retirement Plans who have the actual voting power over the Common Stock in the Retirement Plans.
What are the voting rights of holders of Common Stock?
      Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Meeting.
How does the Board recommend shares be voted?
      The Board recommends that stockholders vote FOR each of the director nominees, FOR the ratification of the appointment of the Company’s independent registered public accountants, FOR the approval of a name change and a change in the Certificate of Incorporation to effect the name change, and FOR the approval of the Amendment to the 2005 Equity Incentive Plan.

How can shares be voted?
      Shares of Common Stock can be voted in person at the Meeting or can be voted by proxy, and voting instructions can be given to the Retirement Plans’ trustees in one of three ways, the instructions for which are on the proxy card:

•	by Internet

•	by telephone

•	by signing, dating and returning a proxy card.
How will votes be counted?
      Votes will be counted as directed, except:

•	when a signed proxy card is returned with no choice indicated, the shares will be voted either as recommended by the Board, or, if the shares are held in one of the Retirement Plans, they will be voted in the same proportion as the other shares in the Retirement Plans have been voted; and

•	if a proposal, other than the election of directors, ratification of the appointment of independent registered public accountants for 2006, approval of a name change and a change in the Company’s Certificate of Incorporation to effect the name change, and approval of the Amendment to the 2005 Equity Incentive Plan, is properly presented for consideration at the Meeting, the persons named in the proxy card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.
What is an abstention and broker non-vote?
      If you do not desire to vote on any proposal, you may abstain from voting by marking the appropriate space on the proxy card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for both the purpose of establishing a quorum and the purpose of determining the number of votes needed for approval of any proposal before the Meeting other than the election of directors. The effect of an abstention is discussed further in the next question and answer.
      A “broker non-vote” occurs when you hold your shares in “street name” through a bank, broker or other agent and do not give instructions to your agent on how you want your shares voted, and the agent either exercises its discretionary authority under the rules of the New York Stock Exchange (“NYSE”) to vote on one or more, but not all, of the proposals or the agent has no discretion under these rules to vote on the proposal. When an agent does not vote on any particular proposal for whatever reason, a “broker non-vote” occurs with respect to that proposal. Therefore, if you do not give your broker, bank or other agent specific instructions, your shares may not be voted on such proposals and will not be counted in determining the number of shares necessary for approval of these matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether a quorum is present.
What vote is required for approval and what is the effect of abstentions and broker non-votes?
      Provided a quorum is present, directors are elected by a plurality of the votes cast. Therefore, the three nominees for director receiving the highest number of votes cast will be elected. Abstentions, “broker non-votes” and shares not voted will have no effect on the election of directors.
      Each other proposal to be voted on will be decided by a majority of the votes cast on that proposal, provided that, as required by the NYSE, for the approval of the amendment to the Company’s 2005 Equity Incentive Plan, the total votes cast for or against constitute 50% or more of the shares entitled to vote on the proposal. Abstentions will have the effect of a negative vote. Shares represented by “broker non-votes” are not entitled to vote on that proposal and will not be counted in determining the number of shares necessary for approval and will, therefore, have no effect.

What constitutes a quorum?
      The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting the Meeting to conduct its business. As of the Record Date, 115,467,340 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of Common Stock representing at least 57,733,671 votes will be required to establish a quorum.
What shares will be considered “present” at the Meeting?
      The shares voted at the Meeting and shares for which properly signed proxy cards have been returned or which were properly voted by Internet or telephone will be counted as “present” for purposes of establishing a quorum. Proxies received but marked as abstentions and those containing “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting.
How can a proxy be revoked?
      A proxy can be revoked at any time prior to a vote at the Meeting by:

•	notifying the Secretary of the Company in writing, or

•	signing and returning a later-dated proxy.
When and where will a list of stockholders be available?
      A list of stockholders of record will be available for examination at the Company’s office during ordinary business hours for a period of ten days prior to the Meeting.
PROPOSALS

Election of Directors — Proposal Number 1 on the Proxy Card
      The Company’s Certificate of Incorporation provides for a Board of Directors of between five and fifteen members (with eight being the number currently authorized) divided into three classes. The term of each class of directors is normally three years, and the term of one class expires each year in rotation, so that approximately one-third of the Board is elected each year. The term of the Class II directors expires at this year’s Meeting, at which the stockholders will elect new Class II directors. The current Class II directors are Nathan M. Avery, C. Baker Cunningham and Sheldon R. Erikson.

Nominees
      The Nominating and Governance Committee has recommended, and the Board has nominated, Messrs. Avery, Cunningham and Erikson for re-election as Class II directors for a three-year term expiring at the Annual Meeting of Stockholders in 2009, or when their successors are elected and qualified.
      If any of the director nominees is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
      The Board recommends that stockholders vote FOR the election of each of the nominees.

Ratification of the Appointment of Independent Registered Public Accountants for 2006 — Proposal Number 2 on the Proxy Card
      Ernst & Young LLP has served as the Company’s independent registered public accountants since 1995. The Audit Committee has appointed Ernst & Young LLP as independent registered public accountants for the Company for fiscal year 2006, subject to the ratification of such appointment by the stockholders.
      A vote will be taken on a proposal to ratify this appointment at the Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.
      It is expected that representatives of Ernst & Young LLP will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. These representatives will have the opportunity to make a statement if they desire.
      The fees billed by Ernst & Young LLP for services rendered for 2005 and 2004 are set out on page 14.
      The Board recommends that stockholders vote FOR the ratification of this appointment.
Approval of a Change in the Company’s Name and a Change in the Company’s Certificate of Incorporation to Effect the Name Change — Proposal Number 3 on the Proxy Card
      The Company is requesting approval to rename itself Cameron International Corporation. This change and the necessary change to the Company’s Certificate of Incorporation have been approved by the Board.
      This change reflects our significant presence in oil and gas operations where the Cameron name has a strong reputation for quality and service, and provides us with the opportunity to offer our many valuable product brands under the company-wide umbrella of the Cameron name.
      We will market ourselves as a global provider of “flow equipment, systems and services” that can contain, direct, adjust, process, measure, record and compress natural gas and oil flows, and provide such products and services for the full range of drilling, completion, production, processing, transportation and refining operations.
      We expect to increase our business with certain customers, including national oil companies, contractors and distributors who may not be as familiar with our combined company capabilities as our traditional customers are; we hope to better position ourselves competitively against other service companies; and we can better communicate with our employees, of which nearly half have been with the Company for less than three years.
      The Board recommends that stockholders vote FOR approval of the changes.
Approval of an Amendment to the 2005 Equity Incentive Plan to Increase the Number of Authorized Shares Under The Plan — Proposal Number 4 on the Proxy Card
      At last year’s Annual Meeting, the stockholders approved the 2005 Equity Incentive Plan (the “Plan” or “Equity Incentive Plan”). The Plan was proposed because of the expiration of its predecessor, the Long-Term Incentive Plan. No increase in the number of shares previously authorized by the stockholders for use under the Long-Term Incentive Plan was requested at the time. The stockholders were asked to consider just the new plan.
      As of March 10, 2006, there were 1,640,311 shares remaining available for future grants under the Plan. The Compensation Committee of the Board (the “Compensation Committee”) and the Board itself consider this number to be inadequate going forward to achieve the stated purpose of the 2005 Equity Incentive Plan; namely, to promote the long-term financial interests of the Company by: encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and, providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.
      The Board has approved, and stockholders are being asked to approve, an amendment to the 2005 Equity Incentive Plan, the text of which is provided as Appendix A to this Proxy Statement, which would increase by 3,500,000 the number of authorized shares available under the 2005 Equity Incentive Plan. This increase would result in 5,140,311 shares being available for future grants, including the number of shares remaining available on March 10, 2006.
      The 2005 Equity Incentive Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.
      As of March 10, 2006, grants of restricted stock have been made to 279 employees; grants of deferred stock units have been made to seven directors; and grants of options have been made to 41 officers and other key employees under the 2005 Equity Incentive Plan. Also, there were 1,825,703 shares reserved for issuance upon the vesting of restricted stock grants, the expiration of the deferral period of the deferred stock units, and the exercise of existing option grants.

Description of the Plan
      The following summary describes briefly the principal features of the 2005 Equity Incentive Plan, and is qualified in its entirety by reference to the full text of the Plan, which is provided as Appendix B to this Proxy Statement.

General Terms
      The purpose of the 2005 Equity Incentive Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its subsidiaries and divisions to acquire an ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability, and by providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders. No participant may be granted Options or Stock Appreciation Rights (“SARs”) during any calendar year with respect to more than 1,500,000 shares or Restricted Stock and/or other Stock Unit Awards that are denominated in shares in any calendar year with respect to more than 1,500,000 shares. It is not possible to determine at this time the number of shares of Common Stock covered by options that may be granted in the future under the Plan to any employee.

Administration
      The 2005 Equity Incentive Plan is administered by the Compensation Committee, which is and will be composed of independent directors of the Company. Subject to the provisions of the Plan, the Committee has the authority to select the participants who will receive the awards, to determine the type and terms of the awards to be granted, and to interpret and administer the Plan. The Compensation Committee may delegate to the Company’s Chief Executive Officer responsibility for the foregoing for non-director or non-officer grants to the extent any such delegation is not inconsistent with applicable laws or regulations.

Eligibility for Participation
      Employees and non-employee directors of the Company, its subsidiaries and divisions are eligible to receive awards under the 2005 Equity Incentive Plan.

Term of the Plan
      The 2005 Equity Incentive Plan will terminate on May 5, 2015, after which time no additional awards may be made or options granted under the Plan.

Shares Available for Issuance
      A total of 1,640,311 shares are available for future grants under the 2005 Equity Incentive Plan as of March 10, 2006. The shares are in a “fungible pool.” Shares subject to Options or SARs are counted against this limit as one (1) share for every one (1) share granted, and any shares subject to any other type of award are counted against this limit as two and three-tenths (2.3) shares for every one (1) share granted. If an award under the Plan or the Company’s Long-Term Incentive Plan, Broadbased 2000 Incentive Plan or 1995 Stock Option Plan for Non-Employee Directors is forfeited, expires or otherwise terminates without issuance of shares, or is settled in cash, the remaining shares which were subject to the award shall again be available for grant under the 2005 Equity Incentive Plan. The shares that become available again for grant are added back as one (1) share for every one (1) share granted as an Option or SAR, and two and three-tenths (2.3) shares for every one (1) share granted for any other type of award. The following shares will not be available for future grant under the 2005 Equity Incentive Plan: shares tendered or withheld to pay the exercise price of an option, shares tendered or withheld to satisfy tax withholding obligations with respect to an award under the Plan, shares repurchased by the Company with option proceeds and shares subject to an SAR that are not issued in connection with the stock settlement of an SAR.

Types of Awards
      The 2005 Equity Incentive Plan permits the granting of any or all of the following types of awards (“Awards”): (i) stock options, including incentive stock options; (ii) SARs; (iii) performance awards; (iv) restricted stock; and (v) other stock-based awards in the form of share units, such as deferred stock units.

Stock Options and SARs
      Options granted under the 2005 Equity Incentive Plan may be either incentive stock options or non-qualified stock options, or a combination thereof.
      An option is exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Compensation Committee; provided, however, that no stock option is exercisable more than seven years after the date of grant. The option exercise price may not be less than the “fair market value” on the date of the stock option’s grant. The fair market value is the per share weighted average daily trading price of Common Stock on the applicable date, and if not a trading date, the weighted average daily trading price for the preceding day on which sales of Common Stock were made. Upon exercise, a participant may pay the option exercise price of a stock option in cash (or equivalents), shares of Common Stock, SARs or a combination of the foregoing, or such other consideration as the Compensation Committee may deem appropriate.
      Awards may be granted in the form of SARs. SARs entitle the recipient to receive a payment, in cash or shares of Common Stock or a combination of both, equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the award agreement to the fair market value on the date of exercise or surrender. The price stated in the award agreement may not be less than the fair market value on the date of the SARs grant, except that if an SAR is granted retroactively in tandem with or in substitution for a stock option, the designated fair market value set forth in the award agreement will not be less than the fair market value of the share for such tandem or replaced stock option. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. A Tandem SAR is exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the shares covered in an Award, the related stock option will be cancelled automatically to the extent of the number of SARs exercised, and such shares will not thereafter be eligible for grant.

Performance Awards
      Awards may be granted in the form of shares of Common Stock that are earned only after the attainment of predetermined performance goals during a performance period as established by the Compensation Committee (“Performance Shares”) or in the form of performance awards payable in cash (“Performance Units”). The Compensation Committee may grant an Award of Performance Shares or Performance Units to participants as of the first day of each performance period. A performance target will be established at the beginning of each performance period. No performance period may be shorter than one year nor longer than five years. At the end of the performance period, the Performance Shares or Performance Units, as the case may be, will be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the award agreement) and distributed to participants based upon such entitlement.
      Performance criteria used in performance goals governing Performance Share and Performance Unit Awards to executive officers may include any or all of the following: revenue growth; booking of orders; earnings, or some derivative thereof such as earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), or earnings per share; operating income; pre- or after-tax income; cash flow; net earnings; return on equity (ROE); return on capital (including return on total capital or return on invested capital); return on assets or net assets; economic value added (EVA) (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance goals may be established on a corporate-wide basis with respect to one or more business units, divisions, product lines or subsidiaries; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance goals established by the Compensation Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). No Executive Officer may receive a Performance Share or Performance Unit payment with respect to any calendar year which exceeds 1,500,000 shares of Common Stock or $5,000,000 of cash-based Performance Shares.
      The Performance Share or Performance Unit payment with respect to any calendar year, which is partially or wholly included in the performance period, will be deemed to be a prorated portion of the Performance Share or Performance Unit payment with respect to the complete performance period. If two or more performance periods run concurrently during any calendar year, the Performance Share or Performance Unit payment with respect to such calendar year will be deemed to be the aggregate of the allocable Performance Share payments with respect to each such performance period.

Restricted Stock
      Awards may be granted in the form of restricted stock (“Restricted Stock Award”). Restricted Stock Awards may be awarded in such numbers and at such times as the Compensation Committee may determine. Restricted Stock Awards will be subject to such terms, conditions or restrictions as the Compensation Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. No restriction may be waived without good reason, which would include, but not be limited to, a Change of Control, death or retirement at age 65 or older. The period of vesting and the forfeiture restrictions will be established by the Compensation Committee at the time of grant; however, no Restricted Stock Award fully vests in less than three years, except as the Compensation Committee may otherwise provide in the case of a Change of Control, death, disability or retirement at age 65. During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions, the Compensation Committee may, in its discretion, grant to the participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

Other Stock Unit Awards
      Awards of units having a value equal to an identical number of shares of Common Stock (“Other Stock Unit Awards”) may be granted to participants. Other Stock Unit Awards are also available as a form of payment of other awards granted under the Plan and other earned cash-based incentive compensation, primarily for deferral of vested stock-based grants.
      Other Stock Unit Awards subject solely to continued employment restrictions will not fully vest in less than three years from the date of grant, but may vest pro rata during such period. Other Stock Unit Awards may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment.

Repricing
      The Board may not, without stockholder approval, authorize the repricing of options.

Amendments and Modifications
      The Board may make no amendment or modification to the 2005 Equity Incentive Plan that, among other things, would increase the number of shares available for issue under the Plan, change those eligible to be participants under the Plan, or materially increase the benefits available under the Plan without the approval of the stockholders of the Company.
      The Board recommends that stockholders vote FOR approval of the Amendment to the 2005 Equity Incentive Plan.
INFORMATION CONCERNING THE BOARD OF DIRECTORS

Governance
      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect a board and vote on extraordinary matters; a board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. The business and affairs of the Company are governed in accordance with the provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws. The Board has adopted written Corporate Governance Principles and a Code of Ethics for Directors, which further guide its actions. These Principles and the Code are available for review on our website at www.coopercameron.com (or www.cameroninternational.com in the event the name change is approved) by clicking on “Ethics & Governance.” Except to the extent explicitly stated herein, documents and information on our website are not incorporated by reference herein.
      The directors monitor the Company’s business and affairs through Board and Board Committee meetings, background and informational presentation materials provided to them on a regular basis, and meetings with officers and employees of the Company.
      The independent directors meet in executive session at each Board and Board Committee meeting. The executive sessions of the Board are led by David Ross III, who has been selected by the Board as Presiding Director for this purpose, and those of the Committees are led by their Chair.
Director Independence
      The Board believes that it should be composed entirely of independent directors, as defined under rules adopted by the New York Stock Exchange (the “NYSE”), with the exception of the Chief Executive Officer, who serves as Chairman of the Board as well. The Board makes an annual determination as to the independence of each of the directors, other than the Chairman and Chief Executive Officer. Under the NYSE rules, no director can qualify as independent if, among other things, the director or any immediate family member is a present or former employee of the Company or its independent registered public accountant or has been part of an interlocking directorate. Additionally, no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company that might interfere with the exercise of his or her independence from management and the Company. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management has an interest on the other. As a result of this review, the Board affirmatively determined that Nathan M. Avery, C. Baker Cunningham, Peter J. Fluor, Lamar Norsworthy, Michael E. Patrick, David Ross III and Bruce W. Wilkinson are independent from the Company and its management. In addition, the Board affirmatively determined that Messrs. Norsworthy, Patrick and Wilkinson are independent under the additional standards for audit committee membership under rules of the SEC. The remaining director, Sheldon R. Erikson, is an employee and Chairman, President and Chief Executive Officer of the Company.
      In connection with its determination as to the independence of Mr. Wilkinson, the Board has considered that Mr. Wilkinson is Chairman and Chief Executive Officer of McDermott International, Inc. (“McDermott”) and that during 2005 McDermott purchased product worth approximately $16 million from the On/ Off valve business unit of the Flow Control segment of Dresser, Inc., prior to the completion of the purchase of substantially all of this unit by the Company in December 2005. Additionally, the Board considered that McDermott may order additional product in the future from the Division of the Company into which this unit has been integrated. The Board has concluded that these transactions and relationships do not adversely affect Mr. Wilkinson’s ability and willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence. The Board noted that these transactions have been on standard terms and conditions and that McDermott has not been afforded any special benefits and will not be afforded any special benefits from the Company in the future.
Board Responsibilities and Structure
      The primary responsibility of the Board is to provide oversight, counseling and direction to the Company’s management from the perspective of the long-term interests of the Company and its stockholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving the Company’s major financial objectives and strategic and operating plans and actions; (d) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures and compliance with laws and ethics. The Board has instructed the Chief Executive Officer, working with the Company’s other executive officers, to manage the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.
      The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board has delegated various responsibilities and authority to the Board Committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all of the Company’s employees outside of Board meetings. Board members periodically visit different Company sites and events worldwide and meet with local management at those sites and events.
Board Committees and Charters
      The Board currently has, and appoints the members of, three permanent Committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of these Committees is composed entirely of independent directors. Membership of the Committees is as follows:

NOMINATING AND
GOVERNANCE	AUDIT	COMPENSATION

David Ross III, Chair	Michael E. Patrick, Chair	Peter J. Fluor, Chair
C. Baker Cunningham	Lamar Norsworthy	Nathan M. Avery
Bruce W. Wilkinson	Bruce W. Wilkinson	C. Baker Cunningham
      The Nominating and Governance Committee is responsible for developing, reviewing and monitoring compliance with the Company’s policies and practices relating to corporate governance, including the Company’s Corporate Governance Principles, and for monitoring compliance with corporate governance rules and regulations and serves as the Company’s nominating committee. The Nominating and Governance Committee, along with the Compensation Committee, is responsible for succession planning for the Chief Executive Officer and the Chairman of the Board. The Nominating and Governance Committee is responsible for reviewing and recommending to the Board nominees for directors, recommending committee assignments and conducting an annual review of Board effectiveness and the performance of the Chief Executive Officer.
      The Audit Committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function, reviews the Company’s internal accounting controls and oversees the Company’s compliance policies and programs. The Audit Committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Board of Directors has determined that Mr. Michael E. Patrick, Chairman of the Audit Committee, and Messrs. Lamar Norsworthy and Bruce W. Wilkinson, members of the Audit Committee, are “audit committee financial experts” and “independent” as defined under applicable SEC and NYSE rules. The Report of the Audit Committee appears on pages 12-13 of this Proxy Statement.
      The Compensation Committee is responsible for determining the compensation for the Chief Executive Officer and other executive officers and non-employee directors, and supervises and administers the compensation and benefits policies and plans of the Company. The Compensation Committee also oversees executive development and succession planning. The Compensation Committee’s Report on Executive Compensation appears on pages 19-23 of this Proxy Statement.
      The Charter of each of these three Committees is available for review on our website.
Meeting Attendance
      During 2005, the Board held five meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee, established at the Board’s organizational meeting in May 2005, held one meeting. Attendance for all such meetings was 100 percent.
      Each director is expected to make a reasonable effort to attend all meetings of the Board, all meetings of the Committees of which such director is a member and the Company’s annual meeting of stockholders. All of the directors attended the Company’s 2005 annual meeting of stockholders. Each director is also expected to have reviewed materials supplied in advance of such meetings.
Stockholder Communications with the Board
      Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Cooper Cameron Corporation Board of Directors (or to the Cameron International

Corporation Board of Directors in the event the name change is approved), c/o Corporate Secretary, 1333 West Loop South, Suite 1700, Houston, Texas 77027. The Corporate Secretary has been instructed by the Board to screen the communications to insure they are from stockholders and promptly forward all stockholders’ communications to the full Board or to the individual Board members specifically addressed in the communications.
Nominations
      The Nominating and Governance Committee is the Board Committee responsible for developing the Company’s slate of director nominees for election by stockholders, which the Committee recommends to the Board for its consideration. The Committee has the authority to engage the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The Committee has not, to date, utilized these services.
      The Nominating and Governance Committee determines the required selection criteria and qualifications of Company director nominees based upon the needs of the Company at the time nominees are considered. A candidate, at a minimum, must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and the oilfield services industry. In general, candidates who hold an established executive level position in business, finance or education will be preferred. The Nominating and Governance Committee will consider these criteria for nominees identified by itself, by stockholders or through some other source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contribution, performance and meeting attendance records.
      The Nominating and Governance Committee will consider qualified candidates for possible nomination who are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee, c/o Corporate Secretary, at the address listed on the Notice of Annual Meeting of Stockholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director, if elected; and (3) a signed statement as to the submitting stockholders’ current status as a stockholder and the number of shares currently held.
      The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board for nomination for election at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
      No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2006 Annual Meeting. Any stockholder desiring to present a nomination for consideration by the Committee prior to our 2007 annual meeting must do so prior to September 1, 2006, in order to provide adequate time to duly consider the nominee and comply with our bylaws.
      If a stockholder wishes to nominate a director candidate and does not want the Nominating and Governance Committee to consider such nominee as one of the Company’s nominees, the stockholder should follow the requirements set out in “Other Information — Stockholder Proposals and Nomination for the 2007 Annual Meeting” found on page 35 of this Proxy Statement

      The Report of the Audit Committee that follows, the Report of the Compensation Committee beginning on page 19 and the Performance Graphs on pages 24 and 25 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates these Reports or Graphs by reference therein.
Report of the Audit Committee
      The Audit Committee of the Board of Directors is composed of three directors, independent and otherwise qualified, as required by the New York Stock Exchange, and operates under a written charter approved by the Board of Directors. Its Charter is available for review on our website.
      Management is responsible for the adequacy of the Company’s financial statements, internal controls and financial reporting processes. The independent registered public accountants are responsible for: (1) performing an independent audit of the Company’s consolidated financial statements and expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in accordance with generally accepted auditing standards, (2) reviewing management’s assessment as to the effectiveness of internal control over financial reporting and expressing an opinion thereon and (3) offering their opinion as to the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes and otherwise assisting the directors in fulfilling their responsibilities relating to corporate accounting, reporting practices and reliability of the financial reports of the Company. The functions of the Audit Committee are focused primarily on four areas:

•	The quality and integrity of the Company’s financial statements;

•	The scope and adequacy of the Company’s internal controls and financial reporting processes;

•	The independence and performance of the Company’s internal auditors and independent registered public accountants; and

•	The Company’s compliance with legal and regulatory requirements related to the filing and disclosure of the quarterly and annual financial statements of the Company.
      The principal functions of the Audit Committee include:

•	Selecting the independent registered public accountants, and approving the scope, timing and fees of the annual audit as well as approving, in advance, any non-audit services to be provided by the independent registered public accountants;

•	Reviewing the scope and adequacy of the internal audit function, plans and significant findings;

•	Meeting with management and with the independent registered public accountants to review the scope, procedures and results of the audit, the appropriateness of accounting principles and disclosure practices, and the adequacy of the Company’s financial and auditing personnel and resources;

•	Meeting with management and the internal auditors and independent registered public accountants to review the Company’s internal controls, including computerized information systems controls and security;

•	Reviewing the Company’s financial statements and earnings releases prior to filing;

•	Reviewing significant changes in accounting standards and legal and regulatory matters that may impact the financial statements;

•	Meeting with management to review compliance policies and programs, including the Company’s Standards of Conduct Policy and the Code of Ethics for Management Personnel, Including Senior Financial Officers; and

•	Conferring independently with the internal auditors and the independent registered public accountants in carrying out these functions.
      To be in a position to accept the Company’s 2005 consolidated financial statements, the Audit Committee took a number of steps:

•	The Audit Committee approved the scope of the Company’s internal and independent audits;

•	The Audit Committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;

•	The Audit Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, and received management’s representation that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, estimates and financial statements and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States; and

•	The Audit Committee discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.
      Based on the Audit Committee’s discussions with management, the director of internal audit and Ernst & Young LLP, and the Committee’s review of the representation of management and reports of Ernst & Young LLP to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE,

Michael E. Patrick, Chairman
Lamar Norsworthy
Bruce W. Wilkinson

Principal Accounting Firm Fees
      The following table sets forth the U.S. dollar equivalent fees billed or to be billed by the Company’s principal accounting firm, Ernst & Young LLP, for services rendered for the years ended December 31, 2005 and 2004.

	Year Ended December 31,

	2005	2004

Audit Fees:
Audit of financial statements	$2,008,700	$1,544,700
Audit of internal controls over financial reporting	937,900	1,844,300

	2,946,600	3,389,000

Audit-Related Fees:
Due diligence services	4,900	471,200
Benefit plan audits	34,100	80,000
Accounting consultations	34,400	72,000
Other	6,300	34,200

	79,700	657,400

Tax Fees:
Tax compliance, consulting and advisory services	112,100	364,100

All Other Fees:
Other permitted advisory services	—	63,200

Total	$3,138,400	$4,473,700

      The Audit Committee performs an annual review and approves the scope of services and proposed fees of the Company’s principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the Chairman of the Audit Committee and will be reviewed by the full Audit Committee at the next regularly scheduled meeting.
      The Audit Committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm’s independence.
Pre-approval Policies and Procedures
      An Audit Committee policy requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accountant. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accountant is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any such decisions to the Audit Committee at its next scheduled meeting.
Outside Directors’ Compensation
      A “new model” for non-employee director compensation, emanating from corporate governance reforms since 2002, continues to evolve. The “new model” calls for higher total compensation value in response to increased responsibilities, market demand for qualified directors, and personal risk. It also calls for a movement from options to deferred stock to recognize the changing role of outside directors (i.e., from partners with management in creating shareholder value to custodians of shareholder value) and elimination of features that may compromise independence or lead to entrenchment, such as service-related vesting of stock options. A meaningful guideline for stock ownership that reflects personal investment risk is also a feature of this “new model.”
      In response to this evolving “new model,” the Board approved a new outside director compensation program, the specifics of which follow. The new program increases the annual retainer, increases the retainer for the Audit Committee chair, and establishes plans for allowing the deferral of these retainers into deferred stock units payable in Company Common Stock or into cash accounts with the same investment options available to employees under the Company’s 401(k) plan. The new program also eliminates stock options for outside directors in favor of grants of deferred stock units payable in Company Common Stock and increases the ownership guidelines from $100,000 to five times the annual retainer ($250,000), to be attained within three years, or in the case of a new director, within three years of joining the Board.
      The following table displays the components of outside director compensation. Employee directors receive no compensation for serving on the Board or its Committees.

COMPENSATION	AMOUNT/NUMBER

Initial Equity Grant	6,000 deferred stock units
Annual Board Retainer	$50,000*
Annual Equity Grant	4,000 deferred stock units
Annual Committee Chair Retainer	$15,000* (Audit Committee)
$10,000* (Other Committees)
Board/ Committee Meeting Fee	$2,500
Telephonic Meeting Fee	$1,000

*	Deferrable under the Deferred Compensation Plan for Non-Employee Directors.
      The following table presents the compensation paid to or accrued for, and the deferred stock units awarded to, each of the non-employee directors during the last year.

Directors’ Compensation Table

	Retainers and Meeting Fees	Deferred Stock Units	All Other Compensation(1)
Name	$	#	$

Nathan M. Avery	69,500	4,000	11,041
C. Baker Cunningham	72,000	4,000	5,512
Peter J. Fluor	67,375	4,000	—
Lamar Norsworthy	68,000	4,000	4,874
Michael E. Patrick	80,500	4,000	4,928
David Ross III	77,000	4,000	6,001
Bruce W. Wilkinson	70,500	4,000	3,780

(1)	Outside directors are reimbursed by the Company for the cost, and the tax liability associated with the cost, of their spouse’s or companion’s travel to the Company’s annual off-site Board meeting and, from time to time, other business-related travel. The income attributed to outside directors in 2005 for these expenses, together with the resulting income tax liability, was $7,222 for Mr. Avery and $1,073 for Mr. Ross. Additionally, the Board determined in 2004 to amend their option agreements with the Company to eliminate an option-put- right exercisable in connection with a change of control. As consideration for such waiver, each director with the right was paid one percent of the value of the right in 2005. These payments were $3,819 for Mr. Avery, $5,512 for Mr. Cunningham, $4,874 for Mr. Norsworthy, $4,928 for Mr. Patrick, $4,928 for Mr. Ross and $3,780 for Mr. Wilkinson. Certain executive officers had this right in their employment contract or change of control agreements and these rights and their elimination are discussed in the Report of the Compensation Committee in this Proxy Statement and the Report of the Compensation and Governance Committee in the Company’s 2005 Proxy Statement.

The Nominees and Continuing Directors
      The names of the nominees for director and of the continuing directors, their principal occupations during the past five years, other directorships held, and certain other information are set out below, in order of their classification.
NOMINEES STANDING FOR ELECTION
CLASS II — TERM ENDING 2009
NATHAN M. AVERY
      Director since 1995. Age 71. Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, a company specializing in the manufacturing of products to serve the energy and mining industries, from 1972 to December 2000, when it was sold to Komatsu, Ltd. He has been an active participant in the oil and gas industry since the 1960s and was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co.
C. BAKER CUNNINGHAM
      Director since 1996. Age 64. President and Chief Executive Officer, and director, of Belden CDT Inc., a manufacturer of high-speed electronic cables focusing on products for the specialty electronic and data networking markets, including connectivity, from July 2004 to October 2005. He served as Chairman of the Board, President and Chief Executive Officer of Belden Inc., a wire, cable and fiber optic products manufacturing company, from 1993 to July 2004. He served in positions of increasing responsibility with Cooper Industries, Inc., a diversified manufacturer, marketer and seller of electrical products, tools and hardware from 1970 to 1993, including Executive Vice President, Operations from 1982 to 1993.
SHELDON R. ERIKSON
      Chairman of the Board of the Company since 1996, President and Chief Executive Officer and director since 1995. Age 64. He was Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling. Previously, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. He is a director of Rockwood Holdings, Inc. He also serves on the boards of directors of the National Petroleum Council, the American Petroleum Institute, and the Petroleum Equipment Suppliers Association, of which he is a past Chairman of the Board.

DIRECTORS CONTINUING IN OFFICE
CLASS III — TERM ENDING 2007
LAMAR NORSWORTHY
      Director since 2001. Age 59. Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent petroleum refiner, since 1988. He is a director of Zale Lipshy University Hospital and a member of the Board of Visitors of M.D. Anderson Cancer Center.
MICHAEL E. PATRICK
      Director since 1996. Age 62. Vice President and Chief Investment Officer of Meadows Foundation, Inc., a philanthropic association, since 1995. He is a director of BJ Services Company, Apptricity Corporation and the RGK Foundation.
CLASS I — TERM ENDING 2008
PETER J. FLUOR
      Director since February 2005. Age 58. Chairman of the Board and Chief Executive Officer since 2001 of Texas Crude Energy, Inc., a private, independent oil and gas exploration company, where he has been employed since 1972 in positions with increasing responsibilities, including President from 1980 to 1990 and Chief Executive Officer from 1990 to 2001. He also serves on the boards of directors of Devon Energy Corporation and Fluor Corporation, for which he was interim Chairman from January 1998 through July 1998, and is currently its Lead Independent Director, and serves on the Advisory Board of JPMorgan Chase Bank, Houston, Texas. He is a member of the All American Wildcatters, the American Petroleum Institute and The Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University.
DAVID ROSS III
      Director since 1995. Age 65. Member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. From 1987 until 1993, he was Chairman and Chief Executive Officer of the Sterling Consulting Group, a firm providing analytical research, planning and evaluation services to companies in the oil and gas industry. Between 1984 and 1987, he was a principal in the Sterling Group, a firm engaged in leveraged buyouts, primarily in the chemical industry, and Camp, Ross, Santoski & Hanzlik, Inc., which provided planning and consulting services to the oil and gas industry.
BRUCE W. WILKINSON
      Director since 2002. Age 61. Chairman of the Board and Chief Executive Officer since August 2000, and President and Chief Operating Officer from May 2000 to July 2000, of McDermott International, Inc., an energy services company. He was a Principal of Pinnacle Equity Partners, L.L.C., a private equity group, from May 1999 to April 2000; Chairman and Chief Executive Officer of Chemical Logistics Corporation, a company formed to consolidate chemical distribution companies, from April 1998 to April 1999; President and Chief Executive Officer of Tyler Corporation (a diversified manufacturing and service company) from April 1997 to October 1997; Interim President and Chief Executive Officer of Proler International, Inc, (a ferrous metals recycling company) from July 1996 to December 1996; and Chairman and Chief Executive Officer of CRSS, Inc. (a global engineering and construction services company) from October 1989 to March 1996.
STOCK OWNERSHIP GUIDELINES

       The Company has had stock ownership guidelines for its directors, officers and key employees since 1996. The Board adopted these guidelines in order to align the economic interests of the directors and officers of the

Company with those of all stockholders and to further focus their attention on enhancing stockholder value. Under these guidelines outside directors are expected to own at least $250,000 worth of Common Stock within three years of the adoption of the guidelines in 2005, or for new directors, within three years of their election to the Board. Officers are expected to own Common Stock having a market value between two and five times their base salary, as is more fully described in “Executive Compensation-Report of the Compensation Committee.” In each case, valuation for this purpose is based on the higher of cost or current market value. Deferred Stock Units owned by Directors are included in the stock ownership calculation.
SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth, as of February 10, 2006, unless otherwise noted, the number of shares of Common Stock beneficially owned (as defined by the Securities and Exchange Commission) by each current director, by each executive officer named in the Summary Compensation Table included herein who is not also a director, and by all directors and executive officers as a group. For information regarding the Company’s stock ownership guidelines for directors, see Stock Ownership Guidelines. For information regarding the Company’s stock ownership guidelines for executive officers, see “Executive Compensation-Report of the Compensation Committee.”

			Number of Shares
	Number of		That May Be
	Shares of		Acquired By Options	Percent
	Common		Exercisable Within	of
Directors	Stock Owned		60 Days(1)	Class

Nathan M. Avery	4,000		0	*
C. Baker Cunningham	31,092		24,000	*
Peter J. Fluor(2)	4,000		0	*
Sheldon R. Erikson	1,326,456	(3)	897,866	1.9
Lamar Norsworthy	11,000		68,580	*
Michael E. Patrick	10,400		48,000	*
David Ross III	21,000		36,000	*
Bruce W. Wilkinson	8,000		48,000	*
Executive Officers Named in the Summary Compensation Table Other Than Those Listed Above:
Franklin Myers	122,294	(3)	242,628	*
Jack B. Moore	32,510	(3)	43,334	*
William C. Lemmer	27,699	(3)	2,425	*
Robert J. Rajeski	35,798	(3)	81,265	*
All directors and executive officers as a group (16 persons including those named above)	1,732,851		1,810,216	3.0

*	Indicates ownership of less than one percent of Common Stock outstanding.

(1)	As defined by the SEC, securities beneficially owned include securities that the above persons have the right to acquire at any time within 60 days after February 10, 2006.

(2)	Mr. Fluor was elected to the Board of Directors on February 17, 2005.

(3)	Includes shares held in the Cooper Cameron Corporation Retirement Savings Plan as of December 31, 2005.
EXECUTIVE COMPENSATION

Report of the Compensation Committee
      The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal year 2005.

Purpose of the Committee With Respect To Executive Compensation
      The Compensation Committee of the Board of Directors (the “Committee”) supervises and administers the compensation and benefits policies, practices and plans of the Company pursuant to a written charter, which is available on the Company’s website. The Committee has been created by the Board to, among other things, assist the Board in the discharge of its responsibilities with respect to compensation of executive officers. The principal functions of the Committee with respect to executive compensation include:

•	Establishing and reviewing periodically the Company’s compensation policy and strategy;

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation, giving consideration to the Company’s performance and relative shareholder return and the value of similar incentive awards to chief executive officers at comparable companies;

•	Reviewing and approving the compensation of the officers and certain key employees of the Company, taking into consideration the Company’s performance, competitive review and standard procedures with respect to compensation, and such other factors as may, in the Committee’s discretion, be appropriate;

•	Making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	Exercising oversight responsibility for severance policies and individual employment and severance arrangements;

•	Reviewing compliance with executive and director stock ownership guidelines;

•	Reviewing executive benefits and perquisites;

•	Overseeing the administration of the Company’s long-term incentive plans and (i) approving the award guidelines to be used in determining individual awards, (ii) approving target and maximum award levels, (iii) approving performance goals and objectives, (iv) certifying attainment of goals and approving payouts, and (v) approving grants to officers and key employees and the number of shares available for grant to other employees;

•	Overseeing the administration of the Company’s annual incentive award plan and (i) approving eligible classes of participants, (ii) approving performance targets, (iii) approving target and maximum awards, and (iv) certifying attainment of goals and approving payouts;

•	Overseeing the administration of the Company’s retirement plans;

•	Reviewing and recommending to the Board employment agreements, termination agreements and severance policies and agreements; and

•	Providing guidance and direction to, and monitoring of, the Company’s compensation, benefit and deferral plans and programs.

The Committee’s Philosophy on Executive Compensation
      The fundamental objective of the Committee’s executive compensation policies is to ensure an internally consistent and externally competitive executive compensation program in order to attract, retain and motivate qualified executives and provide incentive for the attainment of the Company’s strategic goals and objectives. It is the policy of the Committee to compensate executive officers based on their responsibilities and experience, their level of achievement of specific business objectives and established goals, and the Company’s long-term performance. The Committee met five times in 2005, and each meeting included an executive session without management present. The Committee at least annually receives advice from an outside compensation consulting firm (selected and engaged by the Committee) as to compensation practices and trends of companies in general, as well as those in the Company’s peer group.

Actions Taken by the Committee in 2005
      Long-Term Incentives. The long-term incentive awards made by the Committee in 2005 continued a policy adopted in 2004 of a shift away from exclusive reliance on stock options to a mix of stock options and restricted stock awards for executives. In 2005, as in 2004, stock options were awarded only to executives and senior operating officers, and no longer to a broad-based employee group.
      Performance-Based Restricted Stock. The restricted stock awards that made up a part of executive long-term incentive compensation were made performance-based. The value of the award is determined at the time the annual bonuses are determined, and equals the value of the earned annual bonus award. As in the case of the bonus plan, the executive officer has the opportunity to earn between 0 and 200% of his or her target award. The conversion of the value of the award into stock will be based on the closing price of the Common Stock on December 31, 2005, which was $41.40. A description of the annual bonus plan is set out below in “Base Salary and Annual Incentive Awards.”
      Deferred Compensation Plan. The Company terminated its Deferred Compensation Plan at the end of 2005.
      Change of Control Agreements. The Company has change of control agreements with Messrs. Lemmer and Rajeski and three other executives, described in “Employment, Termination and Change of Control Arrangements” on pages 32-33, which had included a right of the officers to tender to the Company options, including any accelerated by a change of control, in exchange for an amount equal to the Black-Scholes value of such options using the highest such valuation during the one-year period prior to the change of control. The Committee determined it to be in the best interests of the Company and its stockholders to remove this right from these contracts, and reached agreements with Messrs. Lemmer and Rajeski and the three other officers to amend their agreements to eliminate this right in return for a payment, as consideration for such amendment, of an amount equal to four percent of the estimated value of this right.

Base Salary and Annual Incentive Awards
      Each of the Company’s executive officers receives a base salary and has an opportunity to earn an annual cash bonus under the Company’s Management Incentive Compensation Plan (“MICP”). Decisions regarding base salaries are made based upon individual performance, job responsibilities, experience and competitive practice as determined by compensation surveys. The Committee’s policy is to provide competitive base salaries, taking into account peer and general industry practices, but place a significant portion of targeted total annual compensation at risk tied to performance-based MICP objectives. The MICP is designed to motivate and reward key management employees, including executive officers, whose efforts impact the performance of the Company and its divisions and subsidiaries through the achievement of financial performance targets and, in some instances, individual performance objectives. The Committee is responsible for approving the financial performance objectives that are used to determine awards made under the MICP. Performance objectives are based upon proposals submitted to the Committee by the Chief Executive Officer which, in turn, reflect the Company’s annual operating plan. Performance objectives which may be used under the MICP by the Committee include: earnings, or some variation thereof such as earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before taxes (EBT), or earnings per share; return on equity (ROE); return on sales; return on capital; cash flow; bookings; revenues; return on net capital employed (RONCE); stock price performance; and economic value added (EVA).
      A target award percentage of base salary is established for each position eligible to participate in the MICP, establishing the target award. The actual award for 2006 will vary depending upon the Company’s or Division’s performance against performance objectives in the following manner:

PERFORMANCE LEVEL	PERCENT OF TARGET AWARDED

Below 90%	0
At 90%	50
At 100%	100
At 120%	200

      In addition, Division employees have the opportunity to earn an additional 10% of their actual award if the Division meets or exceeds a target for growth in orders and revenues. In 2005, each of the Divisions exceeded its target. Cash bonuses for 2005 were awarded to all eligible employees, including executive officers, at between 50% and 220% of target.
      The Committee reserves the right to take into account unusual items when comparing actual results to the MICP performance targets. Such items would include acquisitions, divestitures, recapitalizations, restructurings and other similar unforeseeable events. The Committee may also consider industry-wide market conditions and peer performance.

Long-Term Incentives
      It is the policy of the Board to provide executives with incentives that are tied to the long-term performance of the Company. The Committee, in consultation with its outside executive compensation advisor, determined an appropriate value for incentive awards using the Shareholder-Value Transfer methodology for each executive position. The Committee then determined the appropriate mix of incentives, and awarded stock options and performance-based restricted stock awards to the named executive officers. The stock options were awarded with an exercise price equal to the fair market value on the date of award. The options have a seven-year term and generally vest, or become exercisable, over a three-year period and are fully vested at the end of the first three years after the award date. The target award for the restricted stock is equal to the executive’s MICP target award. These awards are performance-based. As with the MICP, the executive can earn between 0 and 200% of the target award depending on if, and to the extent, performance goals of the MICP are met. Any award earned for the 2006 performance period will be released in annual installments of 12.5%, 12.5% and 75% beginning in 2007.

Compensation of the Chief Executive Officer
      Mr. Erikson currently has a base salary of $950,000, which the Committee, based on its review of the compensation levels of chief executive officers of companies of comparable size in similar businesses, believes to be at or below the median salary level of such executives. The Company exceeded the performance targets established by the Committee for 2005 and Mr. Erikson was awarded a bonus of $1,720,000 for 2005. For 2006, Mr. Erikson is eligible to receive a bonus based on a formula which targets 100 percent of his base salary and adjusts it between 0 and 200% to reflect Company performance, primarily against the Committee-approved targets.

      Mr. Erikson received a stock option award of 300,000 shares and a performance-based restricted stock award with a target of 22,945 shares. He also received stock option grants in 2005 under the reload feature of options granted to him under the Company’s prior long-term incentive plan. Options granted under the Company’s current long-term incentive plan, the 2005 Equity Incentive Plan, do not have a reload feature. Mr. Erikson has the opportunity to earn up to 200% of his restricted stock award target, depending on the Company’s performance against its MICP performance targets during 2006. Through MICP opportunities and his restricted stock award, a large percentage of Mr. Erikson’s compensation is tied directly to corporate performance and return to stockholders.
      Mr. Erikson has an employment contract with the Company, which is described in “Executive Compensation-Employment, Termination and Change of Control Arrangements.” This contract expires when Mr. Erikson reaches age 65. This will occur in September 2006.

The Committee’s Review of all Components of Executive Compensation
      The Committee has reviewed all components of the compensation of the Chief Executive Officer and the other named executive officers, including salary, bonus and long-term incentive compensation, and considered the estimated dollar value to the executive and cost to the Company of perquisites and other personal benefits, the accumulated (realized and unrealized) option and restricted stock gains, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program and the actual projected payout obligations under the Company’s supplemental excess retirement plan and under several potential severance and change of control scenarios. Interest on deferred compensation was based on the average of the Chase Manhattan Bank Average Quarterly Prime Rate and, for 2005, was 5.9349%. The Company’s deferred compensation program was terminated at the end of 2005. Based on this review, the Committee found the total compensation (and, in the case of the severance and change of control scenarios, the potential payouts) to the Chief Executive Officer and the other named executive officers in the aggregate to be reasonable and not excessive.

Stock Ownership Guidelines
      In addition to stock ownership guidelines for directors set out in “Stock Ownership Guidelines,” the Company has stock ownership guidelines for its officers and other key employees. Within three years of being appointed an officer or other key employee of the Company, the officer or employee is expected to own Common Stock having a market value equal to at least the following multiple:

LEVEL	BASE SALARY MULTIPLE

Chief Executive Officer	5
Senior VPs	3
VPs	2
Other Key Employees	2

Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to this deduction limitation and is, therefore, deductible.
      Options and restricted stock granted under the Company’s 2005 Equity Incentive Plan and the bonuses paid pursuant to the Management Incentive Compensation Plan generally will qualify as performance-based compensation and should be deductible. However, to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, the Committee and/or the

Board may from time to time, in circumstances it deems appropriate, award compensation in addition to these options and restricted stock grants and bonus payments that may not be deductible.

Summary
      The Committee believes that the total executive compensation program should link compensation to corporate and individual performance. The Committee will continue to review the compensation of the Chief Executive Officer and other executive officers on an annual basis.

COMPENSATION COMMITTEE,

Peter J. Fluor, Chairman
Nathan M. Avery
C. Baker Cunningham

Stockholder Return Performance Graphs

Five-Year Graph
      The line graph below shows the cumulative total stockholder return on the Common Stock from December 31, 2000, to December 31, 2005, and compares it, over the same period of time, with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the weighted average (based on stock market capitalization) cumulative total return of a Peer Group selected by the Company. The Peer Group includes the same companies as the 2003 and 2004 peer group: Baker Hughes Incorporated, BJ Services Company, Halliburton Company, Schlumberger Limited, Smith International, Inc. and Weatherford International, Inc. In each case, cumulative total return is calculated assuming a fixed investment of $100 on December 31, 2000, and the returns on the graph represent the value that each of these investments would have had at the end of each year shown.

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2000	2001	2002	2003	2004	2005

Cooper Cameron	100.00	61.09	75.41	70.54	81.45	125.34
S&P 500	100.00	88.15	68.79	88.29	97.77	102.50
Peer Group	100.00	69.26	63.95	78.04	103.36	153.60

Life of Company Graph
      The line graph below shows the cumulative total stockholder return on the Common Stock from July 5, 1995, when trading in the Common Stock commenced following the Company becoming an independent, publicly traded entity, to December 31, 2005, and compares it, over the same period of time, with the cumulative total returns of the same two indices used for the Five-Year Graph, calculated in the same manner and representing the value that each of these investments would have had at the end of each year shown.

	July 5,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	1995	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005

Cooper Cameron	100.00	176.40	380.12	606.21	243.48	486.34	656.52	401.09	495.11	463.11	534.76	822.85
S&P 500	100.00	113.90	139.73	185.99	238.69	288.54	262.48	231.38	180.55	231.75	256.64	269.04
Peer Group	100.00	121.85	176.54	280.38	154.37	218.91	303.17	208.71	186.00	233.73	304.45	451.62

Executive Compensation Tables
      The following table presents information for the last three years concerning compensation paid to, or accrued for, the Chief Executive Officer and the other four most highly compensated executive officers of the Company during the last year (such officers other than the Chief Executive Officer, collectively referred to as the “other named executive officers”).
Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards(1)

				Other Annual		Restricted	Securities
		Salary	Bonus	Compensation		Stock	Underlying	All Other
Name and Principal Position	Year	$	$	$		Units #(2)	Options/SARs #	Compensation $

Sheldon R. Erikson	2005	860,000	1,720,000	80,961	(3)	22,945	1,296,086	1,979,748	(4)
Chairman, President	2004	800,000	1,600,000	50,136	(5)	0	438,860	365,592	(6)
and Chief Executive	2003	720,000	0	52,515	(7)	0	687,730	173,429	(8)
Officer
Franklin Myers	2005	380,000	456,000	67,733	(3)	6,086	452,810	520,884	(4)
Senior Vice President	2004	340,000	340,000	*		0	76,470	397,724	(9)
of Finance and Chief	2003	313,000	0	50,059	(10)	0	237,428	63,489	(11)
Financial Officer
Jack B. Moore	2005	300,000	317,295	*	(3)	5,072	90,000	366,530	(4)
Senior Vice President	2004	275,000	275,000	*		0	70,000	13,624
President, Cameron	2003	260,000	0	*		0	120,000	16,862
Division
William C. Lemmer	2005	300,000	300,000	*	(3)	3,925	76,747	645,782	(4)
Vice President,	2004	286,000	228,800	*		0	68,170	15,392
General Counsel	2003	275,000	0	*		0	108,742	17,956
and Secretary
Robert J. Rajeski	2005	280,000	308,000	*	(3)	3,623	64,598	444,837	(4)
Vice President	2004	265,000	257,739	*		0	40,000	16,055
President, Cooper	2003	255,000	53,289	*		0	80,000	15,301
Compression Division

An “*” indicates that perquisites and other personal benefits paid or distributed did not exceed the lesser of $50,000 or 10 percent of this individual’s total salary and bonus.

(1)	The columns dealing with “LTIP Payouts” has been omitted since no LTIP payouts were awarded to the named executives.

(2)	The restricted stock unit awards approved in 2005 are performance based and will be earned, to the extent they are earned, in 2006. The awards entitle the executive to receive a number of shares of Common Stock equal to the number of units earned upon vesting. A target value was established for each executive’s award which was converted into a number of restricted stock units based on the volume weighted average price on the New York Stock Exchange of the Common Stock on December 30, 2005. The awards were granted on January 1, 2006 and the number of units actually earned will vary between 0 and 200% of the target number based on performance against goals for earnings per share, cash flow and return on equity in 2006. The units vest in three annual installments of 12.5%, 12.5% and 75%, beginning in 2007. The number of restricted stock units listed is the target award. The number of units actually earned will depend upon 2006 performance against goals. Other than the restricted stock units listed, there are no restricted stock units or shares of restricted stock held by the Chief Executive Officer or the other named executive officers.

(3)	The figure set out as “Other Annual Compensation” for 2005 includes one or more of the following components for each of the named executives: club dues, corporate aircraft usage, tax gross-up on the value of personal use of corporate aircraft, and interest on deferred compensation.

The figures for corporate aircraft usage are the aggregate incremental cost to the Company of these personal benefits. When spouses accompany the executive on business trips where their presence serves a business purpose, such as an off-site Board meeting, the aggregate incremental cost is imputed to the executive for the purpose hereof and the executive is imputed income for IRS purposes and provided a tax gross-up based on the value of the travel to the named executive or spouse using the Internal Revenue Service’s SIFL Table.

Interest on deferred compensation is based on the average of the Chase Manhattan Bank Average Quarterly Prime Rate for 2005, which was 5.9349%.

The figures set out as “Other Annual Compensation” for 2005 are comprised of the following:

				Interest on
		Aircraft	Tax	Deferred
	Club Dues	Usage	Gross-Up	Compensation
Name	$	$	$	$

Sheldon R. Erikson	27,841	45,237	7,883	—
Franklin Myers	8,073	4,822	—	54,838
Jack B. Moore	4,803	—	797	8,440
William C. Lemmer	8,870	—	1,103	—
Robert J. Rajeski	400	—	—	7,112

(4)	These figures include the Company’s contributions to the Company’s Retirement Savings Plan, Supplemental Excess Defined Benefit Plan and Supplemental Excess Defined Contribution Plan as well as amounts paid by the Company for basic and excess life and long-term disability insurance premiums. They also include restricted cash awards and payments for a waiver of an option-put-right.

The restricted cash awards granted in 2004, earned in 2005, were equal to the executive’s 2005 annual bonus award under the Company’s Management Incentive Plan (MICP), and were subject to the same risk of performance against goals as the MICP award. The awards earned will be paid 25% in each of 2006 and 2007 and 50% in 2008. Restricted cash awards were awarded in lieu of restricted stock awards in 2004 because of accounting considerations in connection with the elimination of an option-put-right contained in Messrs. Erikson’s and Myers’ employment contracts in 2004 and in Messrs. Lemmer’s and Rajeski’s change of control agreements in 2005. This option-put-right entitled these officers to tender to the Company their options in exchange for the Black-Scholes value of those options using the highest such valuation during the one-year period prior to the change of control.

The payment for the waiver of an option-put-right is a payment made as consideration for the named executive’s agreement to amend his change of control agreement with the Company to remove the option-put-right, discussed in the Report of the Compensation Committee on page 19-23 of this Proxy Statement.

The figures set out as “All Other Compensation” for 2005 are comprised of the following:

					Supplemental	Basic and
				Supplemental	Excess	Excess	Long-Term
	Restricted	Waiver of	Retirement	Excess	Defined	Life	Disability
	Cash	Option-	Savings	Defined	Contribution	Insurance	Insurance
	Award	Put-Right	Plan	Benefit Plan	Plan	Premiums	Premiums
Name	$	$	$	$	$	$	$

Sheldon R. Erikson	1,720,000	—	9,450	135,000	101,250	8,624	5,424
Franklin Myers	456,000	—	6,999	30,599	25,400	1,886	—
Jack B. Moore	317,295	—	6,300	21,900	19,575	1,460	—
William C. Lemmer	300,000	271,592	3,149	35,423	32,868	2,750	—
Robert J. Rajeski	308,000	81,842	4,200	24,574	23,681	2,540	—

(5)	This figure includes the incremental cost of $39,129 for personal use of corporate aircraft, plus an $11,006 tax gross-up. The incremental cost is calculated using the aggregate incremental cost to the Company, discussed in footnote (3), above, and the tax gross-up is based on the value of the travel to the executive or spouse using the Internal Revenue Service’s SIFL Table.

(6)	This figure includes $302,778, paid as consideration for Mr. Erikson’s agreement to amend his employment contract to remove the option-put-right in the event of a change of control, discussed in the Report of the Compensation and Governance Committee in the Company’s 2005 Proxy Statement. It also includes contributions to the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan as well as amounts paid by the Company for basic and excess life and long-term disability insurance premiums of $9,225, $40,400, $7,764 and $5,425, respectively.

(7)	This figure includes income attributable to personal use of corporate aircraft of $52,515, calculated using the IRS SIFL Table.

(8)	This figure includes payment for loss of benefits due to participation in the discontinued Options in Lieu of Salary Program of $83,563. It also includes contributions to the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan as well as amounts paid by the Company for basic and excess life and long-term disability premiums.

(9)	This figure includes $364,448, paid as consideration for Mr. Myers’ agreement to amend his employment contract to remove the option-put-right in the event of a change of control, discussed in the Report of the Compensation and Governance Committee of the Company’s 2005 Proxy Statement.

(10)	This figure includes income attributable to personal use of corporate aircraft of $5,268, calculated using the IRS SIFL Table.

(11)	This figure includes payment for loss of benefits due to participation in the discontinued Options In Lieu of Salary Program of $40,813. It also includes contributions to the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan as well as amounts paid by the Company for basic and excess life insurance premiums.

      The following table presents information concerning the grant of options during 2005 to the Chief Executive Officer and the other named executive officers.
OPTION/ SAR GRANTS IN 2005

	Individual Grants

	Number of		Percent of
	Securities		Total	Exercise
	Underlying		Options	or Base
	Options/SARs		Granted	Price
	Granted		to	Per		Grant Date
	(number of		Employees	Share	Expiration	Present
Name	shares)		in 2005	($)(1)	Date	Value ($)(2)

Sheldon R. Erikson	7,256	(3)	0.33	27.56	03/10/12	48,050
	292,744	(3)	13.33	27.56	03/10/12	1,938,580
	98,120	(5)	4.47	27.71	11/12/13	653,224
	328,196	(5)	14.94	27.71	11/14/12	2,184,965
	3,606	(5)	0.16	27.71	11/14/12	24,007
	300,000	(4)	13.66	36.56	11/10/12	2,635,230
	266,164	(6)	12.12	31.97	11/13/10	2,044,619
Franklin Myers	36,688	(6)	1.67	36.94	11/12/12	325,566
	41,490	(6)	1.89	29.32	11/12/12	292,218
	55,476	(6)	2.53	29.32	11/14/12	390,723
	56,322	(6)	2.56	36.94	11/14/12	499,799
	3,272	(6)	0.15	36.94	11/14/12	29,035
	100,000	(4)	4.55	36.56	11/10/12	878,410
	6,842	(5)	0.31	36.50	11/14/12	60,000
	7,256	(3)	0.33	27.56	03/10/12	48,050
	122,744	(3)	5.59	27.56	03/10/12	812,823
	3,608	(5)	0.16	27.70	11/15/11	24,012
	19,112	(5)	0.87	28.13	11/15/11	129,144
Jack B. Moore	3,647	(4)	0.17	36.56	11/10/12	32,036
	86,353	(4)	3.93	36.56	11/10/12	758,533
William C. Lemmer	56,353	(4)	2.57	36.56	11/10/12	495,010
	3,647	(4)	0.17	36.56	11/10/12	32,036
	3,618	(5)	0.16	27.63	11/15/11	24,017
	10,704	(5)	0.49	27.63	11/15/11	71,056
	2,425	(6)	0.11	41.21	11/13/10	24,010
Robert J. Rajeski	46,353	(4)	2.11	36.56	11/10/12	407,169
	3,647	(4)	0.17	36.56	11/10/12	32,036
	3,650	(5)	0.17	27.39	11/15/11	24,019
	1,216	(5)	0.06	27.39	07/30/09	8,002
	9,732	(5)	0.44	27.39	07/30/09	64,042

(1)	The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant of the option, except as noted in footnotes (5) and (6). The exercise price may be paid in cash, or, in certain instances, by tendering already owned Common Stock having a fair market value in total on the date of exercise equal to the exercise price.

(2)	The grant date present value is determined using the Black-Scholes option pricing model assuming an expected stock price volatility of 27 percent, a risk-free interest rate of 4.364 percent, a weighted-average expected option life of three years (or remaining time to expiration, if shorter) and no dividend yield. The actual value, if any, that may be realized will depend on the market price of the Common Stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in the Company’s stock price.

(3)	These shares were granted under the Company’s Long-Term Incentive Plan which expired under its own terms in May, 2005.

(4)	These shares were granted under the 2005 Equity Incentive Plan, the Company’s current long-term incentive plan.

(5)	These shares were granted pursuant to the reload feature of option grants made under the Long-Term Incentive Plan, the predecessor plan to the 2005 Equity Incentive Plan, and vested in full on the date of grant. The value of the shares surrendered in the exercise of the original option, and the exercise price of the reload option, are equal to the closing price of the Common Stock on the New York Stock Exchange on the day preceding the date of grant.

(6)	These shares were granted pursuant to the reload feature of option grants made under the Long-Term Incentive Plan, but were granted under the 2005 Equity Incentive Plan. The value of the shares surrendered, and the exercise price of the reload option, are equal to the closing price of the Common Stock on the New York Stock Exchange on the day preceding the date of grant.
      The following table presents information concerning exercises of stock options during 2005 and the unexercised options held at the end of 2005 by the Chief Executive Officer and the other named executive officers.
AGGREGATED OPTION/ SAR EXERCISES IN 2005
AND 12/31/2005 OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
	Shares		at 12/31/05 (#)		at 12/31/05 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

Sheldon R. Erikson	2,343,118	19,399,061	879,512	726,666	8,122,084	8,127,947
Franklin Myers	720,072	6,629,229	199,294	280,000	1,341,241	3,279,495
Jack B. Moore	346,266	3,656,976	43,334	176,666	777,761	1,990,972
William C. Lemmer	447,860	5,907,323	19,776	133,331	282,328	1,604,579
Robert J. Rajeski	321,200	2,234,056	81,265	103,333	1,484,326	1,206,727

(1)	Values are based on the difference between the exercise price and the closing price of $41.40 per share of Common Stock on the New York Stock Exchange on the last trading day of 2005.

      The following table presents information concerning the estimated annual retirement benefits payable to the Chief Executive Officer and the other named executive officers under the Company’s Retirement Plan and Supplemental Excess Defined Benefit Plan upon retirement at age 65.
PENSION PLAN TABLE

	Year	Annual	Estimated Value of
	Individual	Estimated	Single Distribution
	Reaches	Benefit at	In Lieu of Annual
Name	Age 65	Age 65($)	Benefit($)

Sheldon R. Erikson	2006	92,614	1,115,200
Franklin Myers	2017	102,646	1,241,400
Jack B. Moore	2018	78,533	945,600
William C. Lemmer	2009	29,473	352,500
Robert J. Rajeski	2010	30,099	361,600

      For each of the individuals shown in the Summary Compensation Table, the table above shows the year each attains age 65, the projected annual pension benefit at the end of the year the participant attains age 65 and the estimated value of a single distribution in lieu of the annual benefit. The retirement benefit is based on a cash balance formula whereby the balance is increased each year by interest and salary credit. The salary credit is 3% of the executive’s annual compensation up to the Social Security Wage Base and 6% for compensation over the Wage Base. The annual pension benefit is the annuity which can be provided by the cash balance account at retirement. The calculation is based on the following assumptions: benefits paid on a straight-life annuity basis; the current mortality table and an interest rate of 4.68% are used in the conversion from the account balance to an annuity; the 2006 base compensation plus the 2005 actual bonus amounts are used for 2006; the 2006 base compensation plus target bonus percentage are projected each year based on the age-weighted salary scale used in the actuarial valuations (ranging from 3% to 7% in these calculations) for year 2007 and beyond; an assumed 2.5% per annum increase in the Social Security Wage Base; and the year 2006 interest crediting rate of 6.85% for 2006 and 5% per year for 2007 and beyond. Amounts under the Cooper Cameron Corporation Supplemental Excess Defined Benefit Plan are included in the Annual Estimated Benefit. Projected annual benefits change each year to reflect actual compensation and, in some years, changes in assumptions.
Equity Compensation Plan Information
      The table below sets forth the following information about the Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2005. The Company’s existing equity compensation plan, the 2005 Equity Incentive Plan, has been approved by the stockholders of the Company.

	(a)	(b)	(c)

		Weighted-	Number of Securities
	Number of	Average Exercise	Remaining Available for
	Securities to Be	Price of	Future Issuance Under
	Issued upon Exercise	Outstanding	Equity Compensation
	of Outstanding	Options,	Plans Excluding
	Options, Warrants	Warrants and	Securities Reflected in
Plan Category	and Rights	Rights	Column (a)

Equity compensation plans approved by stockholders(1)	5,880,789 (2)	$26.82	2,336,617 (3)
Equity compensation plans not approved by stockholders(4)	1,104,986	$22.85	0

Total	6,985,775	$26.19	2,336,617

(1)	The equity compensation plans approved by stockholders consist of the 2005 Equity Incentive Plan, the Long-Term Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”). The Long-Term Incentive Plan has expired under its own terms and the Directors’ Plan was merged into the 2005 Equity Incentive Plan. No grants may be made under the Long-Term Incentive Plan or the Directors’ Plan.

(2)	This figure includes, in addition to shares underlying options, an aggregate of 329,700 shares issuable upon settlement of outstanding grants of restricted stock units and deferred stock.

(3)	The securities remaining available for issuance may be issued in the form of stock options, SARs, performance awards, restricted stock awards, deferred stock awards and stock unit awards.

(4)	The equity compensation plan not approved by the stockholders is the Broad Based 2000 Incentive Plan. No future grants will be made under this plan.
Employment, Termination and Change of Control Arrangements
      The Company has employment agreements containing certain termination or severance provisions with Messrs. Erikson and Myers. The Company also has an Executive Severance Policy for, and Change of Control Agreements with, other executive officers, including Messrs. Moore, Lemmer and Rajeski.
      The agreements with Messrs. Erikson and Myers provide for specific terms of employment, including base salary, bonus and benefits over specified periods of time and, in the case of Mr. Myers, for severance benefits and certain other benefits should a Change of Control, as defined below, occur. The agreements were unanimously approved by the independent members of the Board of Directors.
      The agreement between the Company and Mr. Erikson will continue until Mr. Erikson resigns, retires, reaches age 65 (which will occur in September 2006), is terminated, becomes disabled or dies. The agreement provides that Mr. Erikson will: continue to receive an annual salary of not less than his current salary, which is $950,000, and a bonus as provided under the Company’s Management Incentive Compensation Plan or any other bonus plan adopted by the Board of Directors for executive officers; participate in Cooper Cameron Corporation’s Retirement Plan (a defined benefit plan) and the Company’s long-term incentive plan; and be eligible to participate in the Cooper Cameron Corporation Retirement Savings Plan (a defined contribution plan) and any other plans generally available to employees of the Company during his employment. The agreement between the Company and Mr. Myers has substantially the same terms as those described above for Mr. Erikson. The agreement provides that Mr. Myers will continue to receive an annual salary of not less than his current salary, which is $420,000.
      If either of these executives terminates due to death, retirement, disability or without Good Reason, as defined below, or is terminated by the Company for Cause, as defined below, no salary or other benefits are payable under the agreements. However, if termination occurs by discharge without Cause or by the executive with Good Reason, Mr. Erikson is entitled to an amount equal to three times the sum of: the highest base pay during any of the last three years (or its equivalent if paid in compensation other than cash); the highest of the maximum bonus award that he could earn during the current year, the highest bonus he received during any of the three preceding years or 200% of his annual base salary as of the termination date; and, the Black-Scholes value at the time of grant of the highest stock option award he received during any of the five preceding years. Mr. Myers is entitled to two times base salary and bonus calculated in the same manner as in Mr. Erikson’s agreement, except that the applicable provision for Mr. Myers is 120% rather than 200% of annual base salary. If either Mr. Erikson or Mr. Myers had been terminated on December 31, 2005 without Cause or had resigned for Good Reason, Mr. Erikson and Mr. Myers would have been entitled to payments of $34,465,271 and $1,857,069, respectively. They are also entitled to three years of continued benefits and perquisites, including use of Company aircraft, subject to specified limits, and club membership dues, and to certain other payments relating to benefit plans applicable to all employees. “Good Reason” for termination includes any of the following events which occur without employee consent: a change in status, title(s) or position(s) as an officer of the Company that is not a promotion; a reduction in base salary; termination of participation in an ongoing compensation plan; relocation; failure of a successor of the Company to assume the agreement; termination by the Company other than as provided in the agreement; prohibition from engaging in outside activities permitted by the agreement; or any continuing material default by the Company in the performance of its obligations under the agreement. “Cause” means conviction of a felony-grade crime involving moral turpitude or willful failure by the executive to perform substantially his or her duties, therefore causing material and demonstrable injury to the Company, or engaging in business in direct competition with the Company.
      The agreements with Messrs. Erikson and Myers also provide for certain benefits in the event of a Change of Control. Each of these officers is entitled under the agreements to accelerated vesting of options granted under the Company’s long-term incentive plans and, in the event of a tender offer, to tender their shares of Common Stock to the Company, including those acquired by the exercise of stock options following an accelerated vesting, in proportion to the total number of shares actually tendered and at the tender offer price or fair market value of any exchange security. If Mr. Myers is discharged without cause or resigns for Good Reason in conjunction with, and within two years of, a Change of Control, he is, in lieu of his termination benefits summarized above, entitled to a severance package which includes a payout equal to three times his base salary, bonus and option grant, each calculated in accordance with the same provisions as found in Mr. Erikson’s agreement described above. At December 31, 2005, this would have entitled Mr. Myers to a payout of $12,572,206, plus any applicable excise tax premium reimbursement. Mr. Erikson is entitled to no more than that which he is entitled to upon severance, discussed above. These agreements also provide that if any payments made to the executive officer would cause the executive officer to be subject to an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then the Company will pay the executive officer an excise tax premium in a sufficient amount to make the executive officer whole with respect to any additional tax that would not have been payable but for the excise tax provision. A “Change of Control” of the Company will occur for purposes of these agreements if (i) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; (ii) the current members of the Board, or subsequent members approved by two-thirds of the current members, no longer comprise a majority of the Board; (iii) the Company is merged or consolidated with another corporation or entity and the Company’s stockholders own less than 80% of the outstanding voting securities of the surviving or resulting corporation or entity; (iv) the Company is merged or consolidated with another corporation or entity and the consideration paid is part or all cash equivalent in value to 30% or more of the outstanding voting securities of the Company; (v) a tender offer or exchange offer is made and consummated by a person other than the Company for the ownership of 20% or more of the Company’s voting securities; or (vi) there has been a disposition of all or substantially all of the Company’s assets.
      The Executive Severance Policy for other senior level executives, including Messrs. Moore, Lemmer and Rajeski, sets forth certain salary and benefit rights in the event of the termination of employment. The Executive Severance Policy provides for salary and benefit continuation of 12 months for a covered executive if his or her employment with the Company is terminated by the Company for any reason other than Cause. If Messrs. Moore, Lemmer or Rajeski had been terminated for any reason other than Cause on December 31, 2005, they would have been entitled to severance benefits of $551,382, $489,474 and $458,747, respectively.
      The Change of Control agreements with eight executive officers, including Messrs. Moore, Lemmer and Rajeski, entitle the executive to substantially the same benefits provided to Mr. Myers under his employment agreement in the event of a Change of Control, except that under these agreements a Change of Control resulting from a merger or consolidation as defined in part (iii) of the definition does not occur unless the Company’s stockholders own less than 70% of the outstanding voting securities of the surviving or resulting corporation or entity. At December 31, 2005, these eight officers would have been entitled, in the aggregate, to the payment of $47,504,501, plus any applicable excise tax premium reimbursement.

OTHER BUSINESS

       The Board does not know of any business that will properly come before the Meeting other than that described above. If any other business should properly come before the Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.
OTHER INFORMATION

Security Ownership of Certain Beneficial Owners
      The following table lists the stockholders known by the Company to have been the beneficial owners of more than five percent of the Common Stock outstanding and entitled to be voted at the Meeting as of December 31, 2005:

	Shares of	Percent of
	Common	Common
Name and Address of Beneficial Owner	Stock	Stock

FMR Corp. (1)	8,168,986	7.386
82 Devonshire Street Boston, MA 02109-3614
T. Rowe Price Associates, Inc. (2)	6,506,766	5.7
100 E. Pratt Street Baltimore, MD 21202

(1)	According to a Schedule 13G/ A filed with the Securities and Exchange Commission (the “SEC”) by FMR Corp., as of December 31, 2005, Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,144,386 shares or 7.364% of Common Stock. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 8,144,386 shares owned by the Funds, but neither FMR Corp nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 24,600 shares or 0.022% of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 24,600 shares and sole power to vote or to direct the voting of 24,600 shares of Common Stock owned by the institutional account(s).

(2)	According to a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) dated February 14, 2006, Price Associates had sole voting power over 1,161,800 shares of Common Stock and sole dispositive power over 6,506,766 shares of Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act of 1934 requires directors and executive officers of the Company, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on its review of the copies of such reports, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2005, its directors, executive officers and stockholders with holdings greater than ten percent complied with all applicable filing requirements, with the exception of the following: Nathan M. Avery, Director of the Company, reported a sale of 2,170 shares of Common Stock on a Form 4 filed with the SEC on June 28, 2005, which was due on February 22, 2005.

Stockholder Proposals and Nomination for the 2007 Annual Meeting
      In order for a stockholder to be eligible to submit a proposal or nomination to the 2007 Annual Meeting, the stockholder must be a stockholder of record both when submitting the proposal or nomination and on the record date.
      If a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2007 proxy material, the notice must be in proper form and received at the Company’s corporate headquarters on or before November 7, 2006. If a stockholder wishes to submit a proposal at the 2007 annual meeting (but not seek inclusion of the proposal in the Company’s proxy material), the notice must be in proper form and received at the Company’s corporate headquarters between February 4 and March 6, 2007.
      To be in proper written form, a stockholder’s notice of a proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
      If a stockholder wishes to submit a director nomination to the Nominating and Governance Committee for consideration as a Company director nominee, the stockholder should follow the procedures set out in “Information Concerning the Board of Directors — Nominations,” on page 11 of this Proxy Statement. If a stockholder wishes to submit a director nomination to the stockholders in opposition to the Company director nominees for inclusion in the Company’s 2007 proxy material, the notice must be in proper form and received at the Company’s corporate headquarters on or before November 7, 2006. If a stockholder wishes to submit such a nomination at the 2007 annual meeting (but not seek inclusion of the proposal in the Company’s proxy material), the notice must be in proper form and be received between February 4 and March 6, 2007.
      To be in proper written form, a stockholder’s notice of a director nomination must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
SOLICITATION OF PROXIES

       The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of Common Stock. The Company has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed

$8,000.00, plus reimbursement for out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company. The cost of soliciting proxies and related services will be borne by the Company.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS

       In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to stockholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at 713-513-3418. Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at 1-800-542-1061 or by writing to ADP, Householding Department, to the return address noted on your voter instruction card. If you revoke your consent you will be removed from the “householding” program within 30 days of ADP’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.
ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON
FORM 10-K

       We are mailing our 2005 Annual Report to Stockholders with this Proxy Statement. Additional copies of Cooper Cameron’s Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2005 are available without charge from our Investor Relations Department, 1333 West Loop South, Suite 1700, Houston, Texas 77027, 713-513-3300. Our SEC filings, including our 2005 Form 10-K, are available online, at no charge, at www.coopercameron.com, News & CCC Info, SEC filings, or through the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

William C. Lemmer
Vice President, General Counsel and Secretary

APPENDIX A
COOPER CAMERON CORPORATION
THIRD AMENDMENT
to the
2005 EQUITY INCENTIVE PLAN
      WHEREAS, COOPER CAMERON CORPORATION (the “Company”) has heretofore adopted the 2005 EQUITY INCENTIVE PLAN (The “Plan”); and
      WHEREAS, the Company desires to amend the Plan in certain respects;
      NOW, THEREFORE, the Plan shall be amended as follows, effective May 5, 2006:

1. The number “7,527,050” shall be substituted for the number “4,027,050” in the first sentence of Section 3.1 of the Plan.

2. As amended hereby, the Plan is specifically ratified and reaffirmed.

A-1

APPENDIX B
COOPER CAMERON CORPORATION
2005 EQUITY INCENTIVE PLAN
(as Amended and Restated)
      Cooper Cameron Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2005 Equity Incentive Plan (the “Plan”).

1.	Purpose of the Plan
      The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees and directors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	Definitions
      2.1.     “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
      2.2.     “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.
      2.3.     “Board” shall mean the board of directors of the Company.
      2.4.     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
      2.5.     “Committee” shall mean the committee of the Board charged with oversight of the Company’s incentive compensation and equity-based plans, which, at the time of the adoption of this Plan is the Compensation and Governance Committee. The Committee consists and always will consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange.
      2.6.     “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.
      2.7.     “Director” shall mean a non-employee member of the Board.
      2.8.     “Dividend Equivalents” shall have the meaning set forth in Section 12.5.
      2.9.     “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary.
      2.10.     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      2.11.     “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share weighted average daily trading price on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.
      2.12.     “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.
      2.13.     “Limitations” shall have the meaning set forth in Section 10.5.

      2.14.     “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
      2.15.     “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.
      2.16.     “Participant” shall mean an Employee or Director who is selected by the Committee or, in the case of non-directors and non-officers, by the Company’s Chief Executive Officer to receive an Award under the Plan.
      2.17.     “Payee” shall have the meaning set forth in Section 13.1.
      2.18.     “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.
      2.19.     “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
      2.20.     “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
      2.21.     “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash and Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
      2.22.     “Permitted Assignee” shall have the meaning set forth in Section 12.3.
      2.23.     “Prior Plans” shall mean, collectively, the Company’s Long-Term Incentive Plan, Broadbased 2000 Incentive Plan, and 1995 Stock Option Plan for Non-Employee Directors.
      2.24.     “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
      2.25.     “Restriction Period” shall have the meaning set forth in Section 7.1.
      2.26.     “Restricted Stock Award” shall have the meaning set forth in Section 7.1.
      2.27.     “Shares” shall mean the shares of common stock of the Company, par value $.01 per share.
      2.28.     “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.
      2.29.     “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
      2.30.     “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
      2.31.     “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

3.	Shares Subject to the Plan
      3.1.     Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of 4,027,050 Shares* shall be authorized for grant under the Plan. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and three-tenths (2.3) Shares for every one (1) Share granted.
      (b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash, the Shares shall, to the extent of such forfeiture, expiration, termination or cash settlement, again be available for Awards under the Plan, subject to Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with Option proceeds, and (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.
      (c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
      (d) Any Shares that again become available for grant pursuant to this Article shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.
      3.2.     Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.	Eligibility and Administration
      4.1.     Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.
      4.2.     Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent,

      * This number and other Share numbers used throughout have been adjusted to give effect to the 2-for-1 stock split effective December 15, 2005.

and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
      (b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.
      (c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange, the Committee may delegate to the Chief Executive Officer of the Company the right to grant Awards to Employees who are not Directors or executive officers (within the meaning of Rule 3b-7 under the Exchange Act) of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company.

5.	Options
      5.1.     Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
      5.2.     Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.
      5.3.     Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not, without the approval of the Company’s stockholders, (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.
      5.4.     Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven years from the date the Option is granted, except in the event of death or disability.
      5.5.     Exercise of Options. Vested Options granted under the Plan may be exercised by the Participant, by a Permitted Assignee thereof, or by the Participant’s executors, administrators, guardian or legal representative as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds),

(b) by tendering previously acquired Shares (either actually or by attestation, valued at their then-Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Except for Awards to Directors, Substitute Awards, under circumstances contemplated by Article 11, or as may be set forth in an Award Agreement with respect to (i) death or disability of a Participant, or (ii) special circumstances determined by the Committee including the achievement of performance objectives, Options will not be exercisable before the expiration of one year from the date the Option is granted.
      5.6.     Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.
      5.7.     Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be 4,000,000 Shares.

6.	Stock Appreciation Rights
      6.1.     Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.
      6.2.     Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or in the case of a Tandem Stock Appreciation Right granted on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

(b) Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six months of its term for cash, except as provided in Article 11.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate, including providing that the exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option. Notwithstanding the foregoing provisions of this Section 6.2(g), but subject to Section 12.2, a Freestanding Stock Appreciation Right shall generally have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant, (ii) a term not greater than seven years, and (iii) not being exercisable before the expiration of one year from the date of grant, except for Substitute Awards, under circumstances contemplated by Article 11 or as may be set forth in an Award Agreement with respect to (x) death or disability of a Participant or (y) special circumstances determined by the Committee (including the achievement of performance objectives). In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(h) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.	Restricted Stock Awards
      7.1.     Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.
      7.2.     Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.
      7.3.     Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.
      7.4.     Minimum Vesting Period. Except for certain limited situations (including the death, disability or retirement of the Participant, or a Change of Control referred to in Article 11), or special circumstances determined by the Committee (including the achievement of performance objectives), Restricted Stock Awards subject solely to continued employment restrictions shall have a Restriction Period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided, that the provisions of this Section shall not be applicable to any grants to new hires to replace forfeited awards from a prior employer (so long as the cumulative total of any such grants does not exceed five (5%) of the total number of Shares subject to the Plan), Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing three-year minimum vesting requirement, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

8.	Other Stock Unit Awards
      8.1.     Grants. Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.
      8.2.     Award Agreements. The terms of Other Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.
      8.3.     Vesting. Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Other Stock Unit Awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided, that such restrictions shall not be applicable to any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis.
      8.4.     Payment. Except as provided in Article 10 or as may be provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Stock Unit Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.	Performance Awards
      9.1.     Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1.
      9.2.     Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.
      9.3.     Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. The amount of the Award to be distributed shall be conclusively determined by the Committee.
      9.4.     Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

10.	Code Section 162(m) Provisions
      10.1.     Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.
      10.2.     Performance Criteria. If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue growth; booking of orders; earnings, or some derivative thereof such as (including earnings before interest and taxes (“EBIT”) earnings before interest, taxes, depreciation and amortization (“EBITDA”), or earnings per share; operating income; pre- or after-tax income; cash flow ; net earnings; return on equity (“ROE”); return on capital (including return on total capital or return on invested capital); return on assets or net assets; economic value added (“EVA”) (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels of the Company or any Subsidiary, division, business unit or product line of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business unit or product line of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.
      10.3.     Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

      10.4.     Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.
      10.5.     Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 1,500,000 Shares or (ii) Restricted Stock, Performance Awards and/or Other Stock Unit Awards that are denominated in Shares in any calendar year with respect to more than 1,500,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any calendar year with respect to Performance Awards is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.	Change of Control Provisions
      11.1.     Impact of Change of Control. The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change of Control” of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefore if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (e) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (f) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. For purposes of the Plan, a “Change of Control” shall mean an event described in an Award Agreement evidencing the Award or such other event as determined in the sole discretion of the Board. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.
      11.2.     Assumption Upon Change of Control. Notwithstanding the foregoing, if in the event of a Change of Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award, then each outstanding Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall not be accelerated as described in Sections 11.1(a), (c) and (e). For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the

Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 11.1(a), (c) and (e).

12.	Generally Applicable Provisions
      12.1.     Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the New York Stock Exchange provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, or (f) amend any provision of Section 10.4. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.
      12.2.     Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.
      12.3.     Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award (i) for charitable donations, (ii) to the Participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren, (iii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (ii), or (iv) any other person with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

      12.4.     Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.
      12.5.     Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such as amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

13.	Miscellaneous
      13.1.     Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.
      13.2.     Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
      13.3.     Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

      13.4.     Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.
      13.5.     Stop-Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
      13.6.     Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.
      13.7.     Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
      13.8.     Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
      13.9.     Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
      13.10.     Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
      13.11.     Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

      13.12.     Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
      13.13.     Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
      13.14.     Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
      13.15.     Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 — Nathan M. Avery	☐	☐

02 — C. Baker Cunningham	☐	☐

03 — Sheldon R. Erikson	☐	☐

B Proposals

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Ratification of the Appointment of Independent Registered Public Accountants for 2006.	☐	☐	☐

3.	Vote on Change of Company’s Name and Change in the Certificate of Incorporation.	☐	☐	☐

4.	Vote on Amendment to 2005 Equity Incentive Plan.	☐	☐	☐

☐	Mark this box with an X if you have made comments below.

C     Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

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0 0 8 6 4 7 1	1 U P X	C O Y

Proxy — Cooper Cameron Corporation

Proxy for Annual Meeting of Stockholders
May 5, 2006
Solicited on Behalf of the Board of Directors
The undersigned stockholder(s) of Cooper Cameron Corporation (“Cooper Cameron”) appoints each of Sheldon R. Erikson and William C. Lemmer proxy, with full power of substitution, to vote all shares of stock which the stockholder(s) would be entitled to vote if present at the Annual Meeting of Stockholders of Cooper Cameron on Friday, May 5, 2006 at 10:00 a.m. at the Cooper Cameron corporate headquarters, 1333 West Loop South, Suite 1700, Houston, Texas, and at any adjournments thereof, with all powers the stockholder(s) would possess if present. The stockholder(s) hereby revokes any and all proxies previously given with respect to such meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED: FOR THE NOMINEES FOR DIRECTOR (NATHAN M. AVERY, C. BAKER CUNNINGHAM AND SHELDON R. ERIKSON); FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2006; FOR THE APPROVAL OF THE CHANGE OF THE COMPANY’S NAME AND A CHANGE IN THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE NAME CHANGE; FOR THE APPROVAL OF THE AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN; AND IN THE DISCRETION OF THE PROXY ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This card also constitutes voting instructions for any shares held for the stockholder in the Cooper Cameron Retirement Savings Plan and Cooper Cameron sponsored Individual Account Retirement Plans, as described in the Notice of Meeting and Proxy Statement.
(Please sign and date on the reverse side)

COOPER CAMERON CORPORATION
Annual Meeting of Stockholders
10:00 a.m.
May 5, 2006
Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas
Agenda
• Call to order
• Introduction of Directors and Officers
• Election of Directors
• Ratification of the Appointment of Independent Registered Public Accountants for 2006
• Vote on Change of the Company’s Name and Change to the Certificate of Incorporation
• Vote on Amendment to 2005 Equity Incentive Plan
• General Question and Answer Period
This is your proxy. Your vote is important. It is also important that your shares are represented at this Meeting, whether or not you attend the Meeting in person.
To make sure your shares are represented, we urge you to complete and mail the proxy card.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 5, 2006.
THANK YOU FOR VOTING